Exhibit 99.1

BIOCARDIA ANNOUNCES JAPAN PMDA RECORD OF ADVICE SUPPORTS REGULATORY SUBMISSION FOR APPROVAL OF CARDIAMP CELL THERAPY FOR ISCHEMIC HEART FAILURE

SUBMISSION ANTICIPATED IN Q4 2026

SUNNYVALE, Calif. – May 28, 2026- BioCardia®, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported the Consultation Record from Japan’s Pharmaceutical and Medical Device Agency (PMDA) supports submission for regulatory approval of the CardiAMP® cell therapy for the treatment of ischemic heart failure of reduced ejection fraction (HFrEF) based on the Company’s three completed clinical trials of this therapy in HFrEF.

PMDA’s Consultation Record confirms alignment on remaining questions to address before, and as part of the submission, for regulatory approval for ischemic HFrEF patients with elevated biomarkers of heart stress (NTproBNP) on stable guideline directed medical therapy (GDMT). PMDA noted that the positive outcomes seen in the trial were credible. It is estimated that 20,000 of the 300,000 patients in Japan would initially be eligible for this therapy. PMDA requested BioCardia demonstrate that enrolled patients were on GDMT and not eligible for revascularization procedures, required per CardiAMP HF protocol, and provide additional details for each incidence of all-cause death, heart transplantation or left ventricular assist device implantation.

“PMDA’s recognition of the urgent unmet clinical need in HFrEF and their support of this novel therapy is valued,” said BioCardia Chief Executive Dr. Peter Altman. “We believe the clinical package prepared for this submission will be sufficient to support approval.”

As part of the submission review for approval of CardiAMP Cell Therapy, the Agency requests post-marketing study plans including the criteria for patient selection, the clinical decision-making framework, and appropriate medical infrastructure and specialist involvement. BioCardia has been guided to collaborate with relevant Japanese academic societies to establish proper-use guidelines and sufficiently consider product training, proctoring, and post market surveillance.

BioCardia’s timeline for PMDA submission is seven months. BioCardia plans to submit with a Designated Marketing Authorization Holder as the optimal pathway for regulatory submission, regulatory review, and to initiate commercialization of the CardiAMP Cell Therapy System while conducting the post market study in Japan. The PMDA review process will be rigorous, and BioCardia believes the documentation to support review is in good shape. BioCardia is ISO13485 compliant for the design, manufacture, and distribution of medical devices for cardiovascular procedures, including catheters for use in delivery of therapeutic agents directly to the heart, and currently manufactures FDA cleared products. When PMDA concludes its technical assessment and recommends approval, the Ministry of Health, Labour and Welfare (MHLW) ultimately issues the certificate enabling commercialization.

About CardiAMP Autologous Cell Therapy

Granted FDA Breakthrough designation, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure intended to increase capillary density and reduce tissue fibrosis of myocardial tissue to address microvascular dysfunction. Clinical development of the CardiAMP Cell Therapy for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS). CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms, and soon the Heart3D™ fusion imaging platform. BioCardia selectively partners on biotherapeutic delivery with peers developing important biologic therapies.  For more information visit www.biocardia.com.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements relating to submission for and subsequent market clearance of CardiAMP Cell Therapy by PMDA. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully progress its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 24, 2026, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120